Letterhead of
                    STANLEY J.MORIN AND ASSOCIATES
                     CERTIFIED PUBLIC ACCOUNTANTS
                     14 Ridgedale Avenue Suite 205
                      Cedar Knolls NJ 07927-1106


                                January 22nd, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Re: Instructivision, Inc
    File Ref No. 0-14411

Effective November 1, 1996, the former principal accountant of Instructivision, Inc, Martin and Martin, CPA's, discontinued operations and the firm of Stanley J. Morin and Associates was formed by certain of its former partners and continues the majority of the practice of Martin and Martin CPA's, including the accounting services for the above referenced registrant. We have read Instructivision, Inc's statements included under Item 4 of its Form 8-K/A dated January 17, 1997 and we agree with such statements.


Very truly yours,
Stanley J. Morin and Associates